SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C.  20549

                                    FORM 8-K


                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                        Date of Report:  October 9, 1998



                                 MEDIMMUNE, INC.
             (Exact name of registrant as specified in its charter)



                        Commission File Number:  0-19131




          Delaware                                    52-1555759
     (State of Incorporation)                     (I.R.S. Employer
                                                  Identification No.)



     35 West Watkins Mill Road, Gaithersburg, MD      20878
     (Address of principal executive offices)       (Zip Code)


          Registrant's telephone number, including area code (301) 417-0770


                  No Exhibits are being filed with this report


CytoGam and RespiGam are registered trademarks of the Company and Synagis is a trademark.


                                 MEDIMMUNE, INC.
                           Current Report on Form 8-K


ITEM 5.  OTHER EVENTS

MedImmune, Inc. reported the information contained in the following press release dated October 21, 1998:

                  MEDIMMUNE REVENUES INCREASE NEARLY FOUR-FOLD
                         IN FIRST THREE QUARTERS OF 1998

Gaithersburg, MD, October 21, 1998 -- MedImmune, Inc. (Nasdaq: MEDI) today reported that revenues for the nine months ended September 30, 1998 increased nearly four-fold to $107.8 million from $27.2 million in the nine months ended September 30, 1997. Total revenues of $23.8 million in third quarter 1998 included $17.0 million of Synagis (palivizumab; previously identified as MEDI-
493) product sales. Synagis, marketed by the Company for the prevention of serious respiratory syncytial virus (RSV) disease in pediatric patients at high risk for RSV disease, was launched in the U.S. in mid-September 1998.

"We are very pleased with the initial response of our customers, payors and the medical community to the launch of Synagis," said Wayne T. Hockmeyer, Ph.D., Chairman and Chief Executive Officer. "We are grateful for the outstanding efforts thus far by our own marketing and sales organization and by our partners in the Ross Products Division of Abbott Laboratories (NYSE: ABT). Together with our collaborators and partners, we take great pride in the contributions Synagis is making in the fight to prevent serious RSV disease in high risk infants." Dr. Hockmeyer added, "While we are off to an excellent start, a great deal of work remains to insure a successful launch of Synagis.

For the quarter ended September 30, 1998, total revenues increased 124 percent to $23.8 million from $10.7 million in the prior year's third quarter. Revenues for third quarter included Synagis and CytoGam (Cytomegalovirus Immune Globulin Intravenous (Human)) product sales of $17.0 million and $5.4 million, respectively. In last year's third quarter, Synagis had yet to be launched and thus produced no revenues while CytoGam produced revenues of $3.6 million. RespiGam revenues during third quarter 1997 were $7.0 million and were not a contributor to revenues during third quarter 1998, which reflects the anticipated shift in customer demand from RespiGam to Synagis. Other revenues in third quarter 1998 of $1.7 million consisted primarily of research payments from SmithKline Beecham (NYSE: SBH) for MedImmune's HPV vaccine program.

For third quarter 1998, MedImmune reported a net loss of $11.1 million or $0.41 per share compared to a net loss of $13.7 million or $0.57 per share for the same period in 1997. Gross margins improved to 69 percent from 50 percent in the 1998 third quarter reflecting the lower costs to produce Synagis. The increase in selling, general and administrative expenses, from $6.6 million in third quarter 1997 to $14.3 million in third quarter 1998, primarily reflects the co-promotion expense to Abbott Laboratories and increased marketing and sales costs related to the launch of Synagis.

Research and development expenses decreased to $5.8 million in third quarter 1998 from $9.3 million in third quarter 1997. Higher research and development expenses in 1997 primarily reflected additional payments made to third parties to secure intellectual property rights for Synagis and for the Phase 3 clinical study for Synagis. Other operating expenses increased to $8.5 million in third quarter 1998 from $3.1 million in third quarter 1997. The increase is attributed to manufacturing start-up costs associated with MedImmune's new manufacturing facilities. Cash and marketable securities at September 30, 1998 were $100.4 million compared to $131.0 million at June 30, 1998.

Synagis is a humanized monoclonal antibody which was approved for marketing in June 1998 by the U.S. Food and Drug Administration (FDA) for the prevention of serious lower respiratory tract disease caused by respiratory syncytial virus
(RSV) in pediatric patients at high risk of RSV disease (please see full prescribing information at www.medimmune.com/products/synagispi.htm). Synagis is the first monoclonal antibody to be licensed for any infectious disease.
Synagis is administered by intramuscular injection once per month during anticipated periods of RSV prevalence in the community. RSV is the most common cause of pneumonia and bronchiolitis in infants and children. In the Northern Hemisphere, the RSV season typically commences in October and lasts through March or April.

CytoGam is an intravenous immune globulin enriched in antibodies against cytomegalovirus (CMV) and is marketed by MedImmune in the United States for the attenuation of primary CMV disease in donor-positive/recipient-negative kidney transplant patients (please see full prescribing information at www.medimmune.com/products/cytopi1.htm).

RespiGam is an intravenous immune globulin enriched in antibodies against RSV and is marketed by MedImmune in the United States for the prevention of serious lower respiratory tract infection caused by RSV in children under 24 months of age with BPD or a history of premature birth (i.e., less than or equal to 35 weeks gestation). RespiGam was the first product demonstrated to be safe and effective in reducing the incidence and duration of RSV hospitalization and severity of RSV illness in these high-risk infants (please see full prescribing information at www.medimmune.com/products/resppi.htm).

MedImmune, located in Gaithersburg, Maryland, is a biotechnology company focused on developing and marketing products for the prevention and treatment of infectious diseases and for use in transplantation medicine. MedImmune markets three products through its hospital-based sales force and has four new product candidates in clinical trials.

This announcement may contain, in addition to historical information, certain forward-looking statements that involve risks and uncertainties. Such statements reflect management's current views and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, including risks and uncertainties discussed in the Company's filings with the U.S. Securities and Exchange Commission. MedImmune cautions that RSV disease occurs primarily during the winter months; the Company believes its operating results will reflect that seasonality for the foreseeable future.









MedImmune, Inc.
Selected Financial Information
(in thousands, except per share data)

Condensed Statements of Operations (Unaudited)

                                  Three Months Ended        Nine Months Ended
                                     September 30,           September 30,
                                ----------------------   ----------------------
                                   1998         1997        1998        1997
                                ----------   ----------  ----------   --------
Revenues:
  Product sales                 $  22,181    $  10,575   $  73,224   $  26,931
  Contracts                         1,659           84      34,545         277
                                ----------   ----------  ----------  ---------
                                   23,840       10,659     107,769      27,208
                                ----------   ----------  ----------  ---------

Cost and expenses:
  Cost of sales                     6,903        5,258      43,661     13,903
  Research and development          5,766        9,342      18,761     33,283
  Selling, admin and general       14,286        6,603      30,430     17,371
  Other operating expenses          8,509        3,094      33,447      3,718
                                ----------   ----------  ----------  ---------
                                   35,464       24,297     126,299     68,275
                                ----------   ----------  ----------  ---------
Interest income, net                  572          (19)      2,115        879
                                ----------   ----------  ----------  ---------
Net loss                        $ (11,052)   $ (13,657)  $ (16,415)  $(40,188)
                                 =========   =========    =========  =========
Loss per share, basic and       $   (0.41)   $   (0.57)  $   (0.62)  $  (1.77)
diluted
                                 =========   =========    =========  =========
Shares used in computing
loss per share, basic and          26,655       23,938      26,377     22,718
diluted
                                 =========   =========    =========  =========

Condensed Balance Sheets

                                                          September   December
                                                             30,        31,
                                                            1998        1997
                                                         ----------  ---------
                                                           unaudited
Assets:
  Cash and marketable securities                         $ 100,350   $  50,326
  Trade and contract receivables, net                       16,188      18,300
  Inventory, net                                            28,570      31,303
  Property and equipment, net                               69,020      65,254
  Other assets                                               5,528       5,153
                                                         ----------  ---------
                                                         $ 219,656   $ 170,336
                                                          =========  =========

Liabilities and shareholder's equity:
  Accounts payable                                       $   2,580   $   4,535
  Accrued expenses                                          23,596      27,682
  Long term debt                                            86,671      87,649
  Other liabilities                                          6,553       9,934
  Shareholders' equity                                    $100,256   $  40,536
                                                         ----------  ---------
                                                          $219,656   $ 170,336
                                                          =========  =========
Common shares outstanding                                   26,719      24,445
                                                          =========  =========


(REGISTRANT)      MEDIMMUNE, INC.




BY (SIGNATURE)    /s/ David M. Mott
(NAME AND TITLE)  David M. Mott, Vice Chairman and Chief Financial Officer

(DATE)            October 23, 1998